Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Constitution Capital Private Markets Fund, LLC of our reports dated August 22, 2022 relating to the financial statements of Constitution Capital Private Markets Fund, LLC and the financial statements of U/C Seed Partnership Fund, L.P., respectively, which appear in this Registration Statement. We also consent to the references to us under the headings “Independent registered public accounting firm; legal counsel” and “Financial statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 22, 2022